Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact
Stephen P. Hall, Chief Financial Officer
TriPath Imaging
336-290-8721
Gail F. Lieberman Joins TriPath Imaging’s Board of Directors
BURLINGTON, N.C., November 9, 2005 — TriPath Imaging, Inc. (Nasdaq: TPTH) today announced that Gail F. Lieberman has joined the Company’s board of directors, effective November 3.
Ms. Lieberman has over 25 years experience in key executive positions. Currently, Ms. Lieberman is managing partner of Rudder Capital LLC, an advisory and consulting firm serving middle market companies in the services sector. She oversees buy-side, sell-side, consulting and recruiting assignments for business information and services, financial, media and consumer companies. From 1996 to 1999, Ms. Lieberman served as chief financial officer of the Financial and Professional Publishing Group, a division of The Thomson Corporation, a public information services company. From 1994 to 1996, Ms. Lieberman was vice president, managing director and chief financial officer of Moody Investor’s Services, Inc. In addition, Ms. Lieberman spent 11 years with Scali, McCabe, Sloves, Inc., a global advertising agency, serving as executive vice president and chief financial officer. In addition, Ms. Lieberman serves on the Board of Directors of I-trax, Inc. and TransTechnology Corporation.
“We are delighted to welcome Ms. Lieberman to our Board of Directors, “Paul R. Sohmer, M.D., Chairman, President, and CEO of TriPath Imaging commented, “Her strength, experience and financial expertise will, no doubt, be significant assets for TriPath Imaging.”
About TriPath Imaging
TriPath Imaging, Inc., headquartered in Burlington, North Carolina, develops, manufactures, markets and sells innovative solutions to improve the clinical management of cancer, including detection, diagnosis, staging and treatment. TriPath Oncology, a wholly owned subsidiary of TriPath Imaging, develops molecular diagnostic and pharmacogenomic products and services for malignant melanoma and cancers of the cervix, breast, ovary and prostate.